Exhibit 99.1

UTSTARCOM, INC. PRICES $350 MILLION CONVERTIBLE SUBORDINATED NOTES OFFERING

Alameda, California, March 7, 2003 — UTStarcom, Inc. (Nasdaq NM: UTSI) announced today the pricing of its offering of $350 million of convertible subordinated notes due in 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The notes will bear interest at a rate of 0.875 percent per annum, will be convertible into the Company’s common stock at a conversion price of $23.79 per share and will be subordinated to all present and future senior debt of UTStarcom.  Holders of the notes may convert their notes only if: (i) the price of the Company’s common stock issuable upon conversion of a note reaches a specified threshold, (ii) specified corporate transactions occur or (iii) the trading price for the notes falls below certain thresholds.  The Company has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $52.5 million principal amount of the notes.  The sale of the notes is expected to close on March 12, 2003.

At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 42.03 shares of the Company’s common stock.  The initial conversion price represents a 30 percent premium over the last reported sale price of the Company’s common stock on March 6, 2003, which was $18.30 per share.

UTStarcom will use approximately $139 million of the net proceeds to repurchase 8 million of its shares beneficially owned by SOFTBANK America, Inc. at a purchase price of $17.385 per share.  UTStarcom also will use approximately $40 million of the net proceeds to enter into convertible bond hedge and call option transactions with respect to its common stock to reduce the potential dilution from conversion of the notes.  In addition, the Company intends to use the remaining net proceeds for general corporate purposes, including research and development, expansion of its sales and marketing organization and working capital.  From time to time the Company may evaluate opportunities to acquire or invest in complementary businesses, technologies or products, and may use a portion of the net proceeds to enter into these types of transactions.

In connection with the convertible bond hedge and call option transactions, certain of the initial purchasers and/or their affiliates are expected to take positions in our common stock in secondary market transactions and/or will enter into various derivative transactions on the notes.  Such initial purchasers and/or affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of the Company’s common stock, other securities of the Company or other instruments they may wish to use in connection with such hedging.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.